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Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-160956

The information in this preliminary prospectus supplement relates to an effective registration statement, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2009

Preliminary Prospectus Supplement
To the Prospectus Dated August 7, 2009

$40,000,000

Common Stock

        We are offering                shares of our common stock. Our common stock is traded on The NASDAQ Capital Market under the symbol "EGBN." On September 8, 2009, the last reported price of our common stock on The NASDAQ Capital Market was $8.87 per share.

        Investing in our common stock involves risks. Please carefully read the "Risk Factors" beginning on page S-12 of this prospectus supplement for a discussion of certain factors that you should consider before making your investment decision.

	Per share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)
The underwriting discount will be $        per share. However, the underwriter has agreed that the underwriting discount will be $        per share for                        shares purchased by our directors, executive officers and employees.

        We have granted the underwriter a 30 day option to purchase up to                additional shares of common stock at the same price, and on the same terms, solely to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        These securities are not deposits, savings accounts, or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        The underwriter expects to deliver the common stock to purchasers against payment in New York, New York on or about                                    , 2009, subject to customary closing conditions.

The date of this prospectus supplement is                        , 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, or any documents incorporated by reference herein, is accurate as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters, and also updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us, our common stock and other securities that we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference." Generally, when we refer to this "prospectus" we mean this prospectus supplement together with the accompanying prospectus.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

        We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms "we," "us," "the Company," "Eagle," and "our" refer to Eagle Bancorp, Inc. and our subsidiaries on a combined basis. References to "EagleBank" or "Bank" refer to EagleBank, Bethesda, Maryland, which is our principal subsidiary. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriter is not exercised in whole or in part.

CAUTION ABOUT FORWARD LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," or words or phases of similar meaning. We caution that the forward looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward looking statements.

        The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward looking statements:

  •
  The strength of the United States economy in general and the strength of the local economies in which we conduct operations;

  •
  Geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

  •
  The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, inflation, interest rate, market and monetary fluctuations;

  •
  The timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

  •
  The willingness of users to substitute competitors' products and services for our products and services;

  •
  The impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

  •
  The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission, or the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

  •
  Technological changes;

  •
  The effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;

  •
  The growth and profitability of non-interest or fee income being less than expected;

  •
  Changes in the level of our non-performing assets and charge-offs;

  •
  Changes in consumer spending and savings habits; and

  •
  Unanticipated regulatory or judicial proceedings.

        If one or more of the factors affecting our forward looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward looking information and statements contained in this prospectus supplement and the accompanying prospectus, and in the information incorporated by reference herein and therein. Therefore, we caution you not to place undue reliance on our forward looking information and statements. Except as required by applicable law or regulation, we will not update the forward looking statements to reflect actual results or changes in the factors affecting the forward looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled "Risk Factors" in this prospectus supplement and in the accompanying prospectus and the documents identified in the section "Incorporation of Certain Information by Reference." Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriter's over-allotment option.

Company Overview

        We are the registered bank holding company for EagleBank, Bethesda, Maryland, a Maryland chartered commercial bank which is a member of the Federal Reserve System. We were organized in October 1997 to be the holding company for EagleBank, which commenced operations in July 1998. We are a growth-oriented company that provides a high level of service and develops deep relationships with our customers. We offer a broad range of commercial banking services to our business and professional clients, as well as full service consumer banking services to individuals living and/or working primarily in our service area. EagleBank was organized as an alternative to the super-regional financial institutions which dominate our primary market area. EagleBank focuses on relationship banking by providing each customer with a number of services and becoming familiar with and addressing customer needs in a proactive personalized fashion.

        Our common stock is listed for trading on The NASDAQ Capital Market under the symbol "EGBN."

        As of September 4, 2009 there were 12,763,940 shares of our common stock outstanding. At June 30, 2009, we had totals assets of approximately $1.59 billion, total loans of approximately $1.31 billion, total deposits of approximately $1.25 billion, and total stockholders' equity of approximately $145.2 million. At June 30, 2009, our nonperforming assets (consisting of nonaccrual loans, loans past due 90 or more days and other real estate owned) were approximately $34.1 million, or 2.14% of total assets. For the three and six months ended June 30, 2009, we had earnings of $0.16 and $0.28, respectively, per diluted common share. We currently operate from 13 banking offices, seven of which are located in Montgomery County, Maryland, five of which are located in the District of Columbia and one of which is located in Northern Virginia.

        On August 31, 2008, we completed the acquisition of Fidelity & Trust Financial Corporation, or Fidelity, the holding company for Fidelity & Trust Bank, Bethesda, Maryland and its subsidiaries. Upon completion of the acquisition, our assets increased by approximately $471 million, our loans increased by approximately $361 million and our deposits increased by approximately $385 million.

        Our principal executive offices are located at 7815 Woodmont Avenue, Bethesda, Maryland 20814 and our telephone number is (301) 986-1800. Our internet address is http://www.eaglebankcorp.com. The reference to our website does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus supplement or the accompanying prospectus.

Our Strategy

        Our goal is to continue to expand our franchise, organically and possibly through further acquisitions, while maintaining sound operations and risk management, in order to provide superior returns to our shareholders. EagleBank is quickly becoming the leading community bank in the Washington, DC metropolitan area as a result of our relationship banking approach. Our strategy has been successful and we believe that we can continue to drive returns to shareholders by focusing on a few key elements as follows:

  •
  Driven by Profitability.  The management team and our boards of directors, who own approximately 23% of the shares outstanding of the Company, are dedicated to producing profits and returns for the shareholders. The Company has historically achieved a strong Net Interest Margin, which is a key driver of our profitability. We are also continuing to focus on expense control, paying particular attention to our Efficiency Ratio. By striving to constantly improve our Net Interest Margin and Efficiency Ratio we hope to improve our Return on Average Assets and Return on Average Equity.

  •
  Superior Net interest Margin.  EagleBank has consistently achieved a higher Net Interest Margin than its peers in the Mid-Atlantic region from January 2004 through June 30, 2009. For these purposes we consider our peers to be publicly-traded commercial banks with assets between $1 billion and $5 billion and headquartered in Washington, DC, Virginia, West Virginia, Maryland, Pennsylvania and Delaware. This is as a result of our deep, long-term, core relationships on both the loan and deposit sides of the balance sheet. We have a veteran management team and a dedicated board of directors that have been able to develop deep relationships with customers with an emphasis on core deposit growth. Our banking model is relationship based, and seeks to provide customers with multiple products, based upon our loan and relationship officer's extensive knowledge of the customer's business. Our banking model provides our customers with ready access to locally-based decision-makers and members of our senior executive team. While this model often requires a higher degree of direct customer contact than business models based on service centers, 800 numbers and websites, we believe it enables us to both create more ties with our customers and to cross-sell our varied product offerings to generate higher revenues. During these turbulent market conditions, many of the national and super-regional banks, which dominate our market area, have been restricting lending compared to prior years due, in many cases, to their own asset quality issues and capital restraints. As a result, we have seen increased opportunities to provide loan and deposit services to customers of those national and super-regional banks who have had their relationships restricted, terminated or otherwise disrupted. We believe these displaced customers have come to understand the value and benefits of EagleBank's relationship-based banking model. As a result, we have been able to maintain pricing of our products at competitive and attractive rates.

  •
  Emphasis on Core Deposits and Deep Relationship Banking.  EagleBank is positioned as a bank that is an alternative solution for customers between the small community banks and the larger regional and money center banks. We have always maintained a strong emphasis on core deposits and a culture that is based on sales and service. We provide customers with immediate access to senior management and decision-makers that have local market knowledge. Our philosophy has allowed us to attract and retain core deposits, as evidenced by the sum of our non-interest bearing deposits, money market and savings deposits being over 50% of total deposits at June 30, 2009.

  •
  Strong Organic Growth.  Our historic growth in assets, loans, deposits and earnings has been consistently strong. We currently have 13 banking offices (seven in Montgomery County,

    Maryland, five in Washington, DC, and one in Fairfax County, Virginia). We currently have one branch under development in Potomac, Maryland, and another at 7th and H Streets, N.W. in Washington, DC, each of which expands the geographic coverage of the Bank. We intend to continue to explore opportunities for establishing additional branches to enhance our coverage of our market area, including branches to expand our presence in Northern Virginia. Our primary focus will be to attract customers without a reliance on de novo branching or acquisitions. We believe that we can continue to attract new customers through relationship banking without having to rely solely on an expansive branch network to compete with the national and super-regional banks. We have considered and evaluated a number of acquisitions during our 11 year history; however, we have only pursued one transaction, the Fidelity acquisition, which was completed on August 31, 2008. We currently employ 19 lenders and 13 other relationship officers. We continue to recruit experienced bankers and relationship officers with significant customer relationships and deep knowledge of our market. We believe current market conditions in the industry are highly conducive to hiring experienced bankers.

  •
  Geographic Market Positioning.  EagleBank opened its doors in 1998 with three branches in Montgomery County, Maryland. Since then, EagleBank opened five additional branch offices, all of which are located in Montgomery County, Maryland or Washington, DC. The acquisition of Fidelity allowed EagleBank to consolidate two branches, but still add to its footprint in Montgomery County and Washington, DC, and add a location in Fairfax County, which is located close-in Northern Virginia. EagleBank purposefully focused on the best sub-markets of the Washington, DC metropolitan area due to existing relationships and because of the vibrant economies and demographics in those sub-market areas. Supported by the presence of the federal government, many government facilities, government contractors, law and lobbying firms and nonprofit groups, a highly educated workforce, and a per capita income among the highest in the country in the market segments in which we operate, the Washington, DC metropolitan area has weathered the recent financial turmoil better than many areas of the country. Montgomery County, Washington, DC and Fairfax County represent some of the most mature markets in the Washington, DC metropolitan area. However, we have been careful not to focus too heavily on parts of the Washington, DC metropolitan area that have experienced significant overbuilding in recent years.

  •
  Experienced and Dedicated Board and Management Team.  Our company has a management team and a dedicated board of directors with significant banking experience in the Washington, DC metropolitan area. Not only are these individuals dedicated to building deep customer relationships for the benefit of the Company, the Company's and Bank's directors and executive officers maintain significant ownership of our common stock, currently owning approximately 23% of the outstanding shares of common stock. On December 2, 2007, the Company announced the acquisition of Fidelity. The board of directors and management team expected that we would issue trust preferred securities prior to the closing of the acquisition to bolster regulatory capital ratios at the Company and at EagleBank. In 2008 the economy deteriorated and the market for issuing trust preferred securities and other capital instruments disappeared. In the absence of other loan providers and capital markets, certain directors purchased $12.15 million of subordinated notes issued by the Company which resulted in an increase in the regulatory capital ratios of the Company and EagleBank, and enabled us to consummate the acquisition of Fidelity.

  •
  Exceptional Asset Quality Record.  Over 75% of our loan portfolio is secured by real estate, including approximately 47% consisting of commercial real estate loans. As a result of the extensive real estate expertise among our lending and credit review staff, executive officers, and board of directors, and our strict, quality oriented underwriting and credit monitoring processes, our cumulative loss, through June 30, 2009, on commercial real estate loans since the Bank opened in 1998 is $695,000. While overall credit losses and problem assets have increased recently over historic levels, due to tumultuous economic conditions, credit quality remains our highest focus, and we are vigilant in rapidly responding to these conditions and to specific problem credits, as well as working to minimize losses. With the increased lending opportunities that are available in our market area as a result of retrenching by larger banks, we have been increasingly able to fund only the projects we deem best, and to adequately price for risk.

  •
  Conservative Securities Portfolio.  We have been very conservative in our securities portfolio strategy. At June 30, 2009, we had 11% of our assets in our securities portfolio, which is all held as available for sale. The majority of the securities portfolio consists of mortgage-backed securities and U.S. Government Agency securities. We do not hold any bank trust preferred securities or bank trust preferred securities collateralized debt obligations.

  •
  Proven Ability to Execute Acquisitions.  To date, we have completed one bank acquisition, although we have evaluated a number of opportunities. We plan to continue to review opportunities to acquire other banks, or bank branches, and to review any opportunities in our market to acquire deposits and assets of failed banks from the FDIC. We anticipate that consolidation in the industry will continue due to continuing slow growth as the economy comes out of recession, continued margin pressure and continuing loan quality issues and securities impairment that weigh on the capital of many banks, and the difficult market conditions for many banks seeking to raise capital. In addition, where consolidation occurs among banks operating in our market, we will seek to capitalize on the resulting dislocation of customer relationships.

THE OFFERING

Issuer	Eagle Bancorp, Inc.
Common stock offered by us	shares of common stock, $0.01 par value per share(1)
Over-allotment option	We have granted the underwriter an option to purchase up to an additional shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.
Common stock outstanding after the offering	shares of common stock(2)
Offering price	$ per share
Net proceeds

The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the common stock offered hereby will be approximately $             million. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $            million.

Use of proceeds

We intend to use the proceeds of the offering for general corporate purposes, including contribution to the capital of our subsidiaries to support their organic growth and potential acquisitions. We may also use a portion of the proceeds to repay borrowings, including redemption of our subordinated notes held by certain directors. We expect that up to $5 million of our subordinated notes may be redeemed in connection with this offering and that the proceeds of the redemption will be invested by our directors in the offering. We have no present intention to redeem the shares of Fixed Rate Perpetual Preferred Stock, Series A, or Series A Preferred Stock, and warrant to purchase common stock held by the United States Department of the Treasury, or the Treasury, although we may elect to redeem them in the future. See "Use of Proceeds" at page S-21.

Market and trading symbol for the common stock	Our common stock is listed and traded on The NASDAQ Capital Market under the symbol "EGBN."
Dividends and distributions

We do not currently pay a cash dividend on our common stock. Under the terms of the Stock Purchase Agreement with the Treasury and the terms of our Series A Preferred Stock, we may not increase our common stock dividend without Treasury approval until December 5, 2011, or the earlier redemption of the Series A Preferred Stock. See "Market for Common Stock and Our Dividend Policy" at page S-23.

(1)
The number of shares offered assumes that the underwriter's over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell                 shares.

(2)
The number of shares outstanding after the offering is based on 12,763,940 shares of common stock outstanding as of September 4, 2009, and excludes                  shares issuable pursuant to the

  exercise of the underwriter's over-allotment option. It also excludes an aggregate of 1,330,601 shares reserved for issuance under our equity compensation plans subject to outstanding awards, and warrants to purchase 770,867 shares of common stock at an exercise price of $7.44 per share held by the Treasury. If this offering is deemed to be a "qualified equity offering," and we raise at least $38.235 million prior to December 31, 2009, then the number of shares of common stock underlying the warrant issued to the Treasury should be reduced by 50%, or 385,434 shares.

Risk Factors

        Investing in our common stock involves risks. You should carefully consider the information under "Risk Factors" beginning on page S-12 and the other information included in this prospectus supplement and the accompanying prospectus before investing in our common stock.

 SUMMARY OF SELECTED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data for the Company as of and for each of the five years ended December 31, 2008 (which has been derived from our audited consolidated financial statements), and as of and for the six months ended June 30, 2009 and 2008. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 which have been filed with the SEC and are incorporated by reference in this prospectus supplement. Information for the six month periods ended June 30, 2009 and 2008 is derived from unaudited interim financial statements and has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the six month period ended June 30, 2009 do not necessarily indicate the results which may be expected for any future period or for the full year. The information for periods prior to the year ended December 31, 2008 set forth below does not include the results or operations of Fidelity or the effect of the acquisition of Fidelity, which was completed on August 31, 2008.

	Six months ended June 30,		Year ended December 31,
(dollars in thousands except per share data)	2009	2008	2008	2007	2006	2005	2004
Balance Sheet—Period End
Securities	$177,710	$79,585	$169,079	$87,117	$91,140	$68,050	$64,098
Loans held for sale	10,502	1,484	2,718	2,177	2,157	2,924	2,208
Loans	1,313,394	795,102	1,265,640	716,677	625,773	549,212	415,509
Allowance for credit losses	19,650	9,154	18,403	8,037	7,373	5,985	4,240
Intangible assets	4,392	213	2,533	236	255	168	—
Total assets	$1,590,206	$915,800	$1,496,827	$846,400	$773,451	$672,252	$553,453
Deposits	1,248,230	698,441	1,129,380	630,936	628,515	568,893	462,287
Borrowings	174,313	127,710	215,952	128,408	68,064	32,139	30,316
Subordinated debt	12,150	—	12,150	—	—	—	—
Total liabilities	1,444,958	831,587	1,354,456	765,234	700,535	607,288	494,919
Preferred stockholders' equity	36,458	—	36,312	—	—	—	—
Common stockholders' equity	108,790	84,213	106,059	81,166	72,916	64,964	58,534
Total stockholders' equity	145,248	84,213	142,371	81,166	72,916	64,964	58,534
Tangible common equity(1)	104,398	84,000	103,526	80,930	72,661	64,796	58,534
Statement of Operations
Interest income	$40,449	$28,009	$65,657	$57,077	$50,318	$36,726	$24,195
Interest expense	12,716	10,167	23,676	23,729	17,880	8,008	4,328
Provision for credit losses	3,284	1,534	3,979	1,643	1,745	1,843	675
Noninterest income	4,535	1,910	4,366	5,186	3,846	3,998	3,753
Noninterest expense	21,866	12,740	30,817	24,921	21,824	18,960	14,952
Income before taxes	7,168	5,478	11,551	11,970	12,715	11,913	7,993
Income tax expense	2,442	1,972	4,123	4,269	4,690	4,369	2,906
Net income	4,726	3,506	7,428	7,701	8,025	7,544	5,087
Preferred dividends	1,172	—	177	—	—	—	—
Net income available to common shareholders	3,554	3,506	7,251	7,701	8,025	7,544	5,087
Per Common Share Data(2)
Net income, basic	$0.28	$0.33	$0.63	$0.73	$0.77	$0.74	$0.51
Net income, diluted	0.28	0.32	0.62	0.71	0.74	0.70	0.48
Dividends declared	—	0.11	0.11	0.22	0.21	0.20	—
Book value	8.52	7.78	8.34	7.59	6.99	6.32	5.80
Tangible book value(1)	8.18	7.76	8.14	7.57	6.97	6.31	5.80
Common shares outstanding	12,763,940	10,826,828	12,714,355	10,693,447	10,425,870	10,274,394	10,078,712
Weighted average common shares outstanding	12,746,632	10,788,108	11,556,569	10,531,236	10,373,080	10,177,948	10,062,368

	Six months ended June 30,		Year ended December 31,
(dollars in thousands except per share data)	2009	2008	2008	2007	2006	2005	2004
Ratios
Net interest margin	3.83%	4.26%	4.05%	4.37%	4.81%	4.99%	4.35%
Efficiency ratio(3)	67.66%	64.50%	66.49%	66.54%	60.15%	57.95%	63.30%
Return on average assets	0.63%	0.81%	0.69%	0.96%	1.13%	1.24%	1.04%
Return on average common equity	6.81%	8.40%	8.05%	10.03%	11.63%	12.25%	9.16%
Total capital (to risk weighted assets)	12.05%	10.80%	11.93%	11.21%	11.91%	12.05%	13.45%
Tier 1 capital (to risk weighted assets)	9.91%	9.74%	9.78%	10.20%	10.82%	11.04%	12.52%
Tier 1 (to average assets)	8.96%	9.43%	9.22%	9.46%	9.67%	9.94%	11.98%
Asset Quality
Nonperforming assets and loans 90+ past due	$34,074	$11,554	$26,366	$5,324	$2,013	$491	$156
Nonperforming assets and loans 90+ past due to total assets	2.14%	1.26%	1.76%	0.63%	0.26%	0.07%	0.03%
Allowance for credit losses to loans	1.50%	1.15%	1.45%	1.12%	1.18%	1.09%	1.02%
Allowance for credit losses to nonperforming assets	57.67%	79.23%	69.80%	150.96%	366.27%	1218.94%	2717.95%
Net charge-offs	$2,037	$417	$1,123	$979	$357	$98	$115
Net charge-offs to average loans	0.32%	0.11%	0.12%	0.15%	0.06%	0.02%	0.03%

(1)
Tangible common equity and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity by excluding the balance of intangible assets from common stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholder's equity by common shares outstanding. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholder's equity and book value per share is set forth below.

	Six months ended June 30,		Year ended December 31,
(dollars in thousands except per share data)	2009	2008	2008	2007	2006	2005	2004
Common stockholders' equity	$108,790	$84,213	$106,059	$81,166	$72,916	$64,964	$58,534
Less: Intangible assets	4,392	213	2,533	236	255	168	—

Tangible common equity	$104,398	$84,000	$103,526	$80,930	$72,661	$64,796	$58,534

Book value per share	$8.52	$7.78	$8.34	$7.59	$6.99	$6.32	$5.80
Less: Tangible book value per share	8.18	7.76	8.14	7.57	6.97	6.31	5.80

Intangible assets per share	$0.34	$0.02	$0.20	$0.02	$0.02	$0.01	—
(2)
Presented giving retroactive effect to the 10% stock dividend paid on the common stock on October 1, 2008 and the stock splits in the form of 30% dividends on the common stock paid on July 5, 2006 and February 28, 2005. In July 2008, the Company discontinued the payment of its quarterly cash dividend.

(3)
Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. Any of these risks, if they actually occur, could materially adversely affect our business, financial condition, and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

Risks Related to this Offering and Ownership of Our Common Stock

         The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at time or prices they find attractive.

        Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. These factors include, in addition to those described in "Cautionary Statement About Forward Looking Statements":

  •
  Actual or anticipated quarterly fluctuations in our operating results and financial condition;

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  Changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

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  Speculation in the press or investment community generally or relating to our reputation or the financial services industry;

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  Strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

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  Fluctuations in the stock price and operating results of our competitors;

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  Future sales of our equity or equity-related securities;

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  Proposed or adopted regulatory changes or developments;

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  Anticipated or pending investigations, proceedings, or litigation that involve or affect us;

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  Domestic and international economic factors unrelated to our performance; and

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  General market conditions and, in particular, developments related to market conditions for the financial services industry.

        In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.

         Trading in the common stock has been light. As a result, shareholders may not be able to quickly and easily sell their common stock, particularly in large quantities.

        Although our common stock is listed for trading on The NASDAQ Capital Market and a number of brokers offer to make a market in the common stock on a regular basis, trading volume to date has been limited, averaging approximately 39,799 shares per day over the three months ended August 31, 2009, and there can be no assurance that a more active and liquid market for the common stock will develop or can be maintained. As a result, shareholders may find it difficult to sell a significant number of shares at the prevailing market price.

         We are not currently able to pay cash dividends on the common stock, or repurchase shares of common stock.

        Until the earlier of December 5, 2011 and the date on which the Treasury no longer holds any shares of our Series A Preferred Stock, our ability to declare or pay cash dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of common stock is subject to restrictions, including a restriction against paying any dividends on the common stock without Treasury consent. In addition, our ability to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of common stock is subject to restrictions in the event that we fail to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on the Series A Preferred Stock. Even if we were permitted to pay cash dividends under the terms of the Series A Preferred Stock, our ability to pay dividends would be dependent on the performance of the Bank, our principal operating subsidiary, and by the capital requirements of our subsidiaries. See "Market for Common Stock and Our Dividend Policy" for additional information on the limitations on our ability to pay dividends.

         We may issue additional equity securities, or engage in other transactions which dilute our book value or affect the priority of the common stock, which may adversely affect the market price of our common stock.

        Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. Except as described under "Underwriting," we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be affected. Such offerings could be dilutive to common stockholders. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then current common shareholders.

        Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

         Directors and officers of Eagle own approximately 20.1% of the outstanding common stock. As a result of their combined ownership, they could make it more difficult to obtain approval for some matters submitted to shareholder vote, including acquisitions of the Company. The results of the vote may be contrary to the desires or interests of the public shareholders.

        Directors and executive officers and their affiliates own approximately 20.1% of the outstanding shares of common stock, and combined with directors of EagleBank, are believed to own approximately 23.3% of the currently outstanding common stock, excluding in each case shares which may be acquired upon the exercise of options. We anticipate that our directors and officers will purchase additional shares in the offering. By voting against a proposal submitted to shareholders, the directors and officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders, such as some mergers, share exchanges, asset sales, and amendments to the articles of incorporation.

         Substantial regulatory limitations on changes of control and anti-takeover provisions of Maryland law may make it more difficult for you to receive a change in control premium.

        With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquiror is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve Board. There are comparable prior approval requirements for changes in control under Maryland law. Also, Maryland corporate law contains several provisions that may make it more difficult for a third party to acquire control of the Company without the approval of our board of directors, and may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock.

Risks Related to Our Business

         The current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations.

        We are operating in a challenging and uncertain economic environment. Financial institutions continue to be affected by sharp declines in the real estate market and constrained financial markets. Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions. Continued declines in real estate values, home sales volumes, and financial stress on borrowers as a result of the uncertain economic environment could have an adverse effect on our borrowers or their customers, which could adversely affect our financial condition and results of operations. A worsening of these conditions would likely exacerbate the adverse effects on us and others in the financial institutions industry. For example, further deterioration in local economic conditions in our market could drive losses beyond that which is provided for in our allowance for loan losses. We may also face the following risks in connection with these events:

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  Economic conditions that negatively affect housing prices and the job market have resulted, and may continue to result, in a deterioration in credit quality of our loan portfolios, and such deterioration in credit quality has had, and could continue to have, a negative impact on our business;

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  Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates on loans and other credit facilities;

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  The methodologies we use to establish our allowance for loan losses may no longer be reliable because they rely on complex judgments, including forecasts of economic conditions, which may no longer be capable of accurate estimation;

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  Continued turmoil in the market, and loss of confidence in the banking system, could require the Bank to pay higher interest rates to obtain deposits to meet the needs of its depositors and borrowers, resulting in reduced margin and net interest income. If conditions worsen significantly, it is possible that banks such as the Bank may be unable to meet the needs of their depositors and borrowers, which could, in the worst case, result in the Bank being placed into receivership; and

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  Compliance with increased regulation of the banking industry may increase our costs, limit our ability to pursue business opportunities, and divert management efforts.

        As these conditions or similar ones continue to exist or worsen, we could experience continuing or increased adverse effects on our financial condition.

         Our financial condition and results of operations would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses or if we are required to increase our allowance for loan losses.

        Historically, we have enjoyed a relatively low level of nonperforming assets and net charge-offs, both in absolute dollars, as a percentage of loans and as compared to many of our peer institutions. As a result of this historical experience, we have incurred a relatively lower loan loss provision expense, which has positively impacted our earnings. However, experience in the banking industry indicates that a portion of our loans will become delinquent, that some of our loans may only be partially repaid or may never be repaid and we may experience other losses for reasons beyond our control. Despite our underwriting criteria and historical experience, we may be particularly susceptible to losses due to: (1) the geographic concentration of our loans, (2) the concentration of higher risk loans, such as commercial real estate, construction and commercial and industrial loans, (3) the relative lack of seasoning of certain of our loans, and (4) our lack of experience with the significant volume of loans acquired from Fidelity. As a result, we may not be able to maintain our relatively low levels of nonperforming assets and charge-offs. Although we believe that our allowance for loan losses is maintained at a level adequate to absorb any inherent losses in our loan portfolio, these estimates of loan losses are necessarily subjective and their accuracy depends on the outcome of future events. If we need to make significant and unanticipated increases in our loss allowance in the future, our results of operations and financial condition would be materially adversely affected at that time.

        While we strive to carefully monitor credit quality and to identify loans that may become nonperforming, at any time there are loans included in the portfolio that will result in losses, but that have not been identified as nonperforming or potential problem loans. We cannot be sure that we will be able to identify deteriorating loans before they become nonperforming assets, or that we will be able to limit losses on those loans that are identified. As a result, future additions to the allowance may be necessary.

        Economic conditions and increased uncertainty in the financial markets could adversely affect ability to accurately assess our allowance for credit losses. Our ability to assess the creditworthiness of our customers or to estimate the values of our assets and collateral for loans will be reduced if the models and approaches we use become less predictive of future behaviors, valuations, assumptions or estimates. We estimate losses inherent in our credit exposure, the adequacy of our allowance for loan losses and the values of certain assets by using estimates based on difficult, subjective, and complex judgments, including estimates as to the effects of economic conditions and how these economic conditions might affect the ability of our borrowers to repay their loans or the value of assets.

         Lack of seasoning of our loan portfolio may increase the risk of credit defaults in the future.

        Due to our rapid growth, a substantial amount of the loans in our portfolio and of our lending relationships are of relatively recent origin. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as "seasoning." A portfolio of older loans will usually behave more predictably than a newer portfolio. As a result, because a large portion of our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

         Our continued growth depends on our ability to meet minimum regulatory capital levels. Growth and shareholder returns may be adversely affected if sources of capital are not available to help us meet them.

        As we grow, we will have to maintain our regulatory capital levels at or above the required minimum levels. If earnings do not meet our current estimates, if we incur unanticipated losses or expenses, or if we grow faster than expected, we may need to obtain additional capital sooner than expected, through borrowing, additional issuances of debt or equity securities, or otherwise. If we do not have continued access to sufficient capital, we may be required to reduce our level of assets or reduce our rate of growth in order to maintain regulatory compliance. Under those circumstances net income and the rate of growth of net income may be adversely affected. Additional issuances of equity securities could have a dilutive effect on existing shareholders.

         There can be no assurance that recent legislation and regulatory actions taken by the federal government will help stabilize the financial system in the United States.

        Several pieces of federal legislation have been enacted, and the Treasury, the Federal Reserve Board, the FDIC, and other federal agencies have enacted numerous programs, policies and regulations to address the current liquidity and credit crises. These measures include the Emergency Economic Stimulus Act of 2008, or EESA, the American Reinvestment and Recovery Act of 2009, or ARRA, and the numerous programs, including the TARP Capital Purchase Program, or the CPP, and expanded deposit insurance coverage, enacted thereunder. In addition, the Secretary of the Treasury has proposed fundamental changes to the regulation of financial institutions, markets and products.

        We cannot predict the actual effects of EESA, ARRA, the proposed regulatory reform measures and various governmental, regulatory, monetary and fiscal initiatives which have been and may be enacted on the financial markets, on us and the Bank. The terms and costs of these activities, or the failure of these actions to help stabilize the financial markets, asset prices, market liquidity and a continuation or worsening of current financial market and economic conditions could materially and adversely affect our business, financial condition, results of operations, and the trading prices of our securities.

        We expect to face increased regulation of our industry, including as a result of EESA, the ARRA and related initiatives by the federal government. Compliance with such regulations may increase our costs and limit our ability to pursue business opportunities.

         The Company is subject to additional uncertainties, and potential additional regulatory or compliance burdens, as a result of its participation it the CPP.

        The Company accepted an investment of $38.235 million from the Treasury under the CPP. The Stock Purchase Agreement executed by the Company (and all other participating institutions) and Treasury, provides that Treasury may unilaterally amend the agreement to the extent required to comply with any changes after the execution in applicable federal statutes. As a result of this provision, the Treasury and U.S. Congress may impose additional requirements or restrictions on the Company and the Bank in respect of reporting, compliance, corporate governance, executive or employee compensation, dividend payments, stock repurchases, lending or other business practices, capital requirements or other matters. The Company and Bank may be required to expend additional resources in order to comply with these requirements. Such additional requirements could impair the Company's ability to compete with institutions that are not subject to the restrictions because they did not accept an investment from the Treasury. To the extent that additional restrictions or limitations on employee compensation are imposed, such as those contained in ARRA and the regulations issued in June 2009, the Company and the Bank may be less competitive in attracting and retaining successful incentive compensation based lenders and customer relations personnel, or senior executive officers.

        Additionally, the ability of the U.S. Congress to utilize the amendment provisions to effect political or public relations goals could result in the Company and the Bank being subjected to additional burdens as a result of public perceptions of issues relating to the largest banks, and which are not applicable to community oriented institutions such as the Company. The Company may be disadvantaged as a result of these uncertainties.

        As a result of the issuance of the Series A Preferred Stock to the Treasury, the Company is required to comply with certain restrictions on executive and employee compensation included in EESA, as amended. Certain of these provisions could limit the amount and the tax deductibility of compensation the Company pays to its executive officers, and could have an adverse affect on the ability of the Company to compete for and retain employees and senior executive officers.

         Our results of operations, financial condition and the value of our shares may be adversely affected if we are not able to maintain our historical growth rate.

        Since opening for business in 1998, our asset level has increased rapidly, including a 77% increase in 2008. Over the past five fiscal years (2004 - 2008), our net income has increased at an average annual rate of 18%, with a decline in net income of 4% in 2008. We may not be able to achieve comparable results in future years. As our asset size and earnings increase, it may become more difficult to achieve high rates of increase in assets and earnings. Additionally, it may become more difficult to achieve continued improvements in our expense levels and efficiency ratio. We may not be able to maintain the relatively low levels of nonperforming assets that we have experienced. Declines in the rate of growth of income or assets or deposits, and increases in operating expenses or nonperforming assets may have an adverse impact on the value of the common stock.

         Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition.

        FDIC insurance premiums have increased substantially in 2009 already, and we expect to pay significantly higher FDIC premiums in the future. A large number of bank failures has significantly depleted the deposit insurance fund and reduced the ratio of reserves to insured deposits. The FDIC adopted a revised risk-based deposit insurance assessment schedule on February 27, 2009, which raised deposit insurance premiums. On May 22, 2009, the FDIC also implemented a five basis point special assessment of each insured depository institution's assets minus Tier 1 capital as of June 30, 2009, but no more than 10 basis points times the institution's assessment base for the second quarter of 2009, to be collected on September 30, 2009. Additional special assessments may be imposed by the FDIC in the future, including a possible additional assessment in 2009. We participate in the FDIC's Temporary Liquidity Guarantee Program, or TLG, for noninterest-bearing transaction deposit accounts. Banks that participate in the TLG's noninterest-bearing transaction account guarantee will pay the FDIC an annual assessment of 10 basis points on the amounts in such accounts above the amounts covered by FDIC deposit insurance. To the extent that these TLG assessments are insufficient to cover any loss or expenses arising from the TLG program, the FDIC is authorized to impose an emergency special assessment on all FDIC-insured depository institutions. The FDIC has authority to impose charges for the TLG program upon depository institution holding companies, as well. The FDIC has extended the TLG to June 30, 2010, and increased the fee to banks that elect to participate in the extension to 15 to 25 basis points, depending on the institution's risk category. The Bank expects that it will continue to participate in the TLG. These changes will cause our deposit insurance expense to increase. These actions could significantly increase our noninterest expense in 2009 and for the foreseeable future.

         We may not be able to successfully manage continued growth.

        We intend to seek further growth in the level of our assets and deposits and the number of our branches, both within our existing footprint and possibly to expand our footprint in the Maryland and Virginia suburbs, and in Washington, DC. We may not be able to manage increased levels of assets and liabilities, and an expanded branch system, without increased expenses and higher levels of nonperforming assets. We may be required to make additional investments in equipment and personnel to manage higher asset levels and loan balances and a larger branch network, which may adversely impact earnings, shareholder returns and our efficiency ratio. Increases in operating expenses or nonperforming assets may have an adverse impact on the value of our common stock.

         We may face risks with respect to future expansion or acquisition activity.

        We regularly seek to expand our banking operations through de novo branching or acquisition activities, and expect to continue to explore such opportunities. We cannot be certain that any expansion activity, through de novo branching, acquisition of branches of another financial institution or a whole institution, or acquisition of nonbanking financial service companies, will prove profitable or will increase shareholder value. The success of any acquisition will depend, in part, on our ability to realize the estimated cost savings and revenue enhancements from combining the businesses of the Company and the target company. Our ability to realize increases in revenue will depend, in part, on out ability to retain customers and employees, and to capitalize on existing relationships for the provision of additional products and services. If our estimates turn out to be incorrect or we are not able to successfully combine companies, the anticipated cost savings and increased revenues may not be realized fully or at all, or may take longer to realize than expected. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any combination of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits from our banks. Customers may not readily accept changes to their banking arrangements that we make as part of or following an acquisition. Additionally, the value of an acquisition to the Company is dependent on our ability to successfully identify and estimate the magnitude of, any asset quality issues of acquired companies.

         Our concentrations of loans may create a greater risk of loan defaults and losses.

        A substantial portion of our loans are secured by real estate in the Washington, DC metropolitan area, and substantially all of our loans are to borrowers in that area. We also have a significant amount of real estate construction loans and land related loans for residential and commercial developments. At June 30, 2009, 75.3% of our loans were secured by real estate, primarily commercial real estate. Management believes that the commercial real estate concentration risk is mitigated by diversification among the types and characteristics of real estate collateral properties, sound underwriting practices, and ongoing portfolio monitoring and market analysis. Of these loans, $275.1 million, or 21% were construction and land development loans. An additional $317.7 million, or 24% of portfolio loans were commercial and industrial loans which are not primarily secured by real estate. These categories of loans generally have a higher risk of default than other types of loans, such as single family residential mortgage loans. The repayments of these loans often depends on the successful operation of a business or the sale or development of the underlying property and as a result, are more likely to be adversely affected by adverse conditions in the real estate market or the economy in general. While we believe that our loan portfolio is well diversified in terms of borrowers and industries, these concentrations expose us to the risk that adverse developments in the real estate market, or in the general economic conditions in the Washington, DC metropolitan area, could increase the levels of nonperforming loans and charge-offs, and reduce loan demand. In that event, we would likely experience lower earnings or losses. Additionally, if, for any reason, economic conditions in our market area deteriorate, or there is significant volatility or weakness in the economy or any significant sector of the area's economy, our ability to develop our business relationships may be diminished, the quality and collectability of our loans may be adversely affected, the value of collateral may decline and loan demand may be reduced. Under guidance from the banking agencies, we may be required to maintain higher levels of capital than we would otherwise be expected to maintain, and to employ greater risk management efforts, as a result of our real estate concentrations.

        Commercial, commercial real estate and construction loans tend to have larger balances than single family mortgages loans and other consumer loans. Because the loan portfolio contains a significant number of commercial and commercial real estate and construction loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming assets. An increase in nonperforming loans could result in: a loss of earnings from these loans, an increase in the provision for loan losses, or an increase in loan charge-offs, which could have an adverse impact on our results of operations and financial condition.

        Further, under guidance adopted by the federal banking regulators, banks which have concentrations in construction, land development or commercial real estate loans (other than loans for majority owner occupied properties) would be expected to maintain higher levels of risk management and, potentially, higher levels of capital. It is possible that we may be required to maintain higher levels of capital than we would otherwise be expected to maintain as a result of our levels of construction, development and commercial real estate loans, which may require us to obtain additional capital sooner than we would otherwise seek it, which may reduce shareholder returns.

        Additionally, through ECV, we provide subordinated financing for the acquisition, development and construction of real estate or other projects, the primary financing for which is provided by the Bank. These subordinated financings and the business of ECV will generally entail a higher risk profile (including lower priority and higher loan to value ratios) than loans made by the Bank. A portion of the amount which the Company expects to receive for such loans will be payments based on the success, sale or completion of the underlying project, and as such the income of the Company may be more volatile from period to period, based on the status of such projects. The Company may not be able to successfully operate or manage the business of providing higher loan to value financing.

         Changes in interest rates and other factors beyond our control could have an adverse impact on our financial performance and results.

        Our operating income and net income depend to a great extent on our net interest margin, i.e., the difference between the interest yields we receive on loans, securities and other interest bearing assets and the interest rates we pay on interest bearing deposits and other liabilities. Net interest margin is affected by changes in market interest rates, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest bearing liabilities mature or reprice more quickly than interest earning assets in a period, an increase in market rates of interest could reduce net interest income. Similarly, when interest earning assets mature or reprice more quickly than interest bearing liabilities, falling interest rates could reduce net interest income These rates are highly sensitive to many factors beyond our control, including competition, general economic conditions and monetary and fiscal policies of various governmental and regulatory authorities, including the Federal Reserve Board.

        We attempt to manage our risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest earning assets and interest bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations. At June 30, 2009, our cumulative net liability sensitive twelve month gap position was 3.2% of total assets and as such we expect that the decline in projected net interest income and net income over a twelve month period resulting from a 100 basis point increase in rates would be approximately 1.9% and 6.8% respectively. The results of our interest rate sensitivity simulation model depend upon a number of assumptions which may not prove to be accurate. There can be no assurance that we will be able to successfully manage our interest rate risk. Increases in market rates and adverse changes in the local residential real estate market, the general economy or consumer confidence would likely have a significant adverse impact on our noninterest income, as a result of reduced demand for residential mortgage loans, which we make on a pre-sold basis.

        Adverse changes in the real estate market in our market area could also have an adverse affect on our cost of funds and net interest margin, as we have a large amount of noninterest bearing deposits related to real estate sales and development. While we expect that we would be able to replace the liquidity provided by these deposits, the replacement funds would likely be more costly, negatively impacting earnings.

        Additionally, changes in applicable law, if enacted, including those that would permit banks to pay interest on checking and demand deposit accounts established by businesses, could have a significant negative effect on net interest income, net income, net interest margin, return on assets and return on equity. At June 30, 2009, 18.5% of our deposits were noninterest bearing demand deposits.

        The requirement that the Bank commence paying deposit insurance premiums in 2007 also adversely affected our results of operations. Prior to 2007, we were never required to pay any deposit insurance premiums. Future payments of deposit insurance premiums may have an adverse effect on our earnings. The FDIC has adopted rules providing for a substantial increase in deposit premiums, including a special assessment. We may not be able to adjust our deposit pricing to fully reflect these additional costs. These changes or other legislative or regulatory developments could have a significant negative effect on our net interest income, net income, net interest margin, return on assets and return on equity.

         We may not be able to successfully compete with others for business.

        The Washington, DC metropolitan statistical area in which we operate is considered highly attractive from an economic and demographic viewpoint, and is a highly competitive banking market. We compete for loans, deposits, and investment dollars with numerous regional and national banks, online divisions of out-of-market banks, and other community banking institutions, as well as other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers, and private lenders. Many competitors have substantially greater resources than us, and operate under less stringent regulatory environments. The differences in resources and regulations may make it harder for us to compete profitably, reduce the rates that we can earn on loans and investments, increase the rates we must offer on deposits and other funds, and adversely affect our overall financial condition and earnings.

         If dividends paid on our investment in the Federal Home Loan Bank of Atlanta continue to be suspended, or if our investment is classified as other-than-temporarily impaired, our earnings and/or stockholders' equity could decrease.

        We own common stock of the Federal Home Loan Bank of Atlanta, or FHLB, in order to qualify for membership in the Federal Home Loan Bank system and to be eligible to borrow funds under the FHLB's advance program. There is no market for our FHLB common stock. The FHLB reported losses for the quarter ended March 31, 2009, primarily due to other-than-temporary impairment , or OTTI, charges on its private-label mortgage backed securities portfolio. As a result of the losses, the FHLB also temporarily suspended the dividend on, and redemptions of, its common stock, although it resumed a reduced dividend for the second quarter. The continued reduction of the dividend will decrease our income, and continued losses by the FHLB, or uncertainty regarding dividend payments or redemption could result in our investment in FHLB common stock being deemed to be OTTI, which would cause our earnings and stockholders' equity to decrease by the after-tax amount of the impairment charge.

         Government regulation will significantly affect the Bank's business, and may result in higher costs and lower shareholder returns.

        The banking industry is heavily regulated. Banking regulations are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders. The Company and Bank are regulated and supervised by the Maryland Department of Financial Regulation, the Federal Reserve Board and the FDIC. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. Changes in the laws, regulations and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of these changes, which could have a material adverse effect on our profitability or financial condition. Federal economic and monetary policy may also affect our ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of our common stock in the offering, after underwriting discounts and estimated expenses, will be approximately $                         million. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds, after underwriting discounts and expenses, will be approximately $             million. In each case, this assumes the deduction of estimated offering expenses of $            and the underwriting discount. In connection with the offering, we may redeem up to $5 million of the $12.15 million of 10% subordinated notes, due September 30, 2014, held by our current and former directors and executive officers. The subordinated notes qualify as Tier 2 capital, but are eligible only for partial capital treatment during the last five years of the term. We expect to redeem the subordinated notes prior to completion of this offering, using cash on hand, or funds borrowed under our revolving line of credit with a correspondent bank. If we borrow funds to fund all or a portion of the subordinated note redemption, we would use a portion of the proceeds of this offering, up to $5 million, to repay that borrowing. We expect that all of the up to $5 million paid to holders of the subordinated notes in redemption will be used for the purchase of common stock in this offering. Subject to regulatory approval, we may redeem all or a portion of the remaining subordinated notes in the future, however, we have no immediate intention to do so.

        Subject to regulatory approval, we may also use a portion of the proceeds to redeem our Series A Preferred Stock and warrants held by the Treasury, although we have no present intention of immediately redeeming such securities.

        The remaining proceeds of the offering will be used for general corporate purposes, including contribution to the capital of our subsidiaries to support the organic growth of their lending and investing activities; the repayment of our debt; to support or fund acquisitions of other institutions or branches, if opportunities for such transactions become available.

 CAPITALIZATION

        The following table sets forth our capitalization at June 30, 2009. Our capitalization is presented on a historical basis and on a pro forma basis as if the offering had been completed as of June 30, 2009 and assuming:

  •
  the sale of 4,509,583 shares of common stock at a price of $8.87 per share, based on the closing price of the common stock on The NASDAQ Capital Market on September 8, 2009; the price at which the common stock is sold in this offering may be higher or lower than $8.87, and we may sell a greater or lesser number of shares in this offering;

  •
  the net proceeds to us in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering of $300,000, are $37,474,000;

  •
  redemption of $2.85 million of subordinated notes; the actual amount of subordinated notes we redeem may be as high as $5 million, or may be lower; and

  •
  the underwriter's over-allotment option is not exercised.

        The pro forma capitalization does not reflect the reduction of the number of shares subject to the warrant held by the Treasury.

        The following information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2008, and the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the unaudited consolidated financial statements for the six months ended June 30, 2009, and the notes thereto, included in our Quarterly Report on Form 10-Q, incorporated by reference herein.

	June 30, 2009
	Actual	As Adjusted
	(Unaudited) (dollars in thousands)
Long Term Debt
Subordinated notes	$12,150	$9,300
Stockholders' Equity:
Preferred Stock, $0.01 par value, 1,000,000 shares authorized, 38,235 shares, Series A Preferred Stock, $1,000 liquidation value outstanding, discount of $1,725	$36,458	$36,458
Common Stock, $0.01 par value, 50,000,000 shares authorized; shares issued and outstanding 12,763,940 actual; 17,273,523 as adjusted	127	172
Additional Paid in Capital	77,099	114,528
Warrants, 770,867	1,892	1,892
Retained Earnings	28,575	28,575
Accumulated Other Comprehensive Income, net of taxes	1,097	1,097

Total Stockholders' Equity	$145,248	$182,722

Total Capitalization	$157,398	$192,022

Capital Ratios for the Company(1)
Tier 1 to risk-weighted assets ratio	9.91%	12.59%
Total capital to risk-weighted assets	12.05%	14.51%
Tier 1 capital to average assets ratio	8.96%	11.19%

(1)
The as adjusted capital ratios assume the initial deployment of the net proceeds of the offering in short term investments carrying a 20% risk weighting under applicable regulations.

 MARKET FOR COMMON STOCK AND OUR DIVIDEND POLICY

        Our common stock is listed on The NASDAQ Capital Market under the symbol "EGBN." Over the three month period ended August 31, 2009, the average daily trading volume amounted to approximately 39,799 shares. No assurance can be given that a very active trading market will develop in the foreseeable future or can be maintained. As of September 4, 2009, we had 12,763,940 shares of common stock outstanding, held of record by approximately 940 shareholders of record.

        The following table sets forth, for the periods indicated, the high and low sales prices per share for the common stock as reported on The Nasdaq Capital Market and the cash dividends declared per common share, for the periods shown.

	Eagle(1)
	High	Low	Cash Dividend
Quarter Ended:
September 30, 2009 (through September 8, 2009)	$10.10	$8.25	$—
June 30, 2009	$11.20	$6.15	$—
March 31, 2009	$7.10	$5.40	$—
December 31, 2008	$9.00	$5.35	$—
September 30, 2008	$10.44	$6.37	$—
June 30, 2008	$11.09	$7.15	$0.0545
March 31, 2008	$11.97	$9.30	$0.0545
December 31, 2007	$12.68	$10.24	$0.0545
September 30, 2007	$15.45	$11.59	$0.0545
June 30, 2007	$15.45	$14.77	$0.0545
March 31, 2007	$15.85	$14.32	$0.0545

(1)
Sales prices and dividends have been adjusted to reflect a 10% stock dividend paid on October 1, 2008.

        Dividends.    We paid a quarterly cash dividend on our common stock of $0.0545 for the two years prior to June 30, 2008. During the third quarter of 2008, we decided to preserve capital and did not pay a common stock dividend. Until the earlier of December 5, 2011 and the date on which the Treasury no longer holds any shares of our Series A Preferred Stock, our ability to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of common stock is subject to restrictions, including a restriction against paying any dividends on the common stock without Treasury consent.

        In addition, our ability to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of common stock is subject to restrictions in the event that we fail to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on the Series A Preferred Stock.

        Additionally, the payment of cash dividends on the common stock will depend largely upon the ability of EagleBank to declare and pay dividends to us. EagleBank's ability to pay dividends will depend primarily upon its earnings, financial condition, and need for funds, as well as applicable governmental policies. Even if we have earnings in an amount sufficient to pay dividends, EagleBank's board of directors may determine to retain earnings for the purpose of funding growth. It is the present intent of the EagleBank board of directors to retain earnings.

        Regulations of the Federal Reserve Board and Maryland law place limits on the amount of dividends EagleBank may pay without prior approval. Prior regulatory approval is required to pay dividends which exceed EagleBank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

        The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. The Federal Reserve Board's guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention. As a depository institution, the deposits of which are insured by the FDIC, EagleBank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. EagleBank currently is not in default under any of its obligations to the FDIC.

 DESCRIPTION OF OUR COMMON STOCK

        Eagle Bancorp's authorized capital consists of 50,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of undesignated preferred stock, $.01 par value. As of September 4, 2009, there were 12,763,940 shares of common stock outstanding and 38,235 shares of Series A Preferred Stock outstanding. There were also outstanding warrants to purchase 770,867 shares of common stock (subject to reduction to 335,434 shares if this offering and other qualified equity offerings consummated prior to December 31, 2009 have aggregate gross proceeds of at least $38,325,000), as well as options and stock appreciation rights with respect to approximately 1,330,601 shares under our equity compensation plans, of which 855,485 were exercisable, and 15,289 performance based restricted stock units.

        Common Stock.    Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the board of directors out of legally available funds, and, subject to the rights of any class of stock having preference to the common stock, to share ratably in any distribution of our assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption.

        Our ability to pay dividends is limited by the provisions of our articles of incorporation related to the Series A Preferred Stock, the Stock Purchase Agreement with Treasury and Federal and state law and regulation. See "Market for Common Stock and Our Dividend Policy—Dividends, above.

        Restrictions on Ownership.    The Bank Holding Company Act of 1956, as amended, or BHC Act, generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Eagle. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Under the BHC Act, any existing bank holding company would require the prior approval of the Federal Reserve Board, before acquiring 5% or more of the voting stock of Eagle. In addition, the Change in Bank Control Act of 1978, as amended, or CBC Act, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Eagle, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

        Transfer Agent.    The Transfer Agent for the common stock is Computershare Shareholder Services, 250 Royall Street, Canton, Massachusetts 02021.

Selected Provisions of Our Articles of Incorporation and Maryland Law

        Consideration of Business Combinations.    Our articles of incorporation provide that where the board of directors evaluates any actual or proposed business combination, it shall consider the following factors: the effect of the business combination on the corporation and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation's capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors' estimate of the future value of the corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, the board of directors may consider all or some of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the board of directors in the discharge of their fiduciary responsibility to the corporation and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

        Amendment of the Articles of Incorporation.    In general, our articles of incorporation may be amended upon the vote of two-thirds of the outstanding shares of capital stock entitled to vote, the standard vote required under Maryland law. Unless the proposed amendment adversely affects the rights of the Series A Preferred Stock, the holders of Series A Preferred Stock will not have the right to on any amendment to the articles of incorporation.

        Appointment of Directors by Series A Preferred Stock Holders.    In the event that we do not pay dividends on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the size of our board of directors will automatically be increased by two and the holders of the Series A Preferred Stock will have the right to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series A Preferred Stock have been declared and paid in full.

        Restrictions on Business Combinations with Interested Shareholders.    Section 3-602 of the Maryland General Corporation Law, or MGCL, as in effect on the date hereof, imposes conditions and restrictions on certain "business combinations" (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "interested shareholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation's board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. Our articles of incorporation and bylaws do not include any provisions imposing any special approval requirements for a transaction with a major shareholder, and they do not opt out from the operation of Section 3-602.

        Control Share Acquisition Statute.    Under the MGCL's control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Our articles of incorporation and bylaws do not include any provisions restricting the voting ability of major shareholders, and do not opt out from the operation of the control share acquisition law.

UNDERWRITING

        We are offering the shares of common stock described in this prospectus supplement through Sandler O'Neill & Partners, L.P., as the underwriter. We have entered into an underwriting agreement with the underwriter, dated                        , 2009. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to Sandler O'Neill & Partners, L.P., and Sandler O'Neill & Partners, L.P. has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement,                        shares of common stock.

        The underwriter is committed to purchase and pay for all such shares of common stock, if any are purchased.

        Our common stock is listed on The NASDAQ Capital Market under the symbol "EGBN."

        Some of our officers, directors and employees plan to purchase an aggregate of approximately                        shares of our common stock in this offering at the public offering price set forth on the cover page of this prospectus supplement. The underwriter has agreed that the underwriting discount will be $            per share for                        shares purchased by our directors, executive officers and employees. We expect that certain of our officers and directors will use the proceeds of the redemption of up to $5 million of subordinated notes issued by the Company to purchase shares in the offering. Any shares purchased by our executive officers or directors will be subject to the restrictions on re-sale included in the lock-up agreements described below. We are not making loans to any of these persons to purchase such shares.

        We have granted to the underwriter an option, exercisable no later than 30 calendar days after the date of this prospectus supplement, which is dated the same date as the underwriting agreement, to purchase up to an aggregate of                        additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriter, and the underwriter will be obligated to purchase, these additional shares of common stock.

        The underwriter proposes to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at the public offering price, less a concession not in excess of $            per share. The underwriter may allow, and these dealers may re-allow, a concession not in excess of $            per share on sales to other dealers. After the public offering of the common stock, the underwriter may change the offering price and other selling terms.

        The following table shows the per share and total underwriting discount that we will pay to the underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter's over-allotment option to purchase additional shares.

	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Price to public	$	$	$
Underwriting discount(1)
Proceeds to us, before expenses

(1)
The underwriting discount will be $            per share. However, the underwriter has agreed that the underwriting discount will be $             per share for            shares purchased by our directors, executive officers and employees.

        We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $            , and are payable by us. In addition to the underwriting discount, we have agreed to reimburse the underwriter for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriter, regardless of whether this offering is consummated, including, without limitation, certain disbursements, fees and expenses of underwriter's counsel and marketing, syndication and travel expenses, up to a maximum aggregate amount of $            .

        The shares of common stock are being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriter and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

        The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

        Lock-up Agreement.    We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, (i) not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any of our securities convertible into or exchangeable or exercisable for our common stock, whether currently owned or thereafter acquired by such executive officer or director or with respect to which such executive officer or director has or thereafter acquires the power of disposition, or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or our other securities, in cash or otherwise, without, in each case, the prior written consent of Sandler O'Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. The 90-day restricted period will be automatically extended if (1) during the last 18 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date on which the earnings release is issued or the material news or material event related to us occurs.

        The restrictions described in the preceding paragraph will not apply to (i) a bona fide gift or gifts by any of our executive officers or directors, provided that the donee or donees thereof agree to be bound in writing by the restrictions described in the preceding paragraph, (ii) a transfer by any of our executive officers or directors to any trust or family limited partnership for the direct or indirect benefit of that executive officer or director or his or her immediate family, provided that the trustee of the trust or general partner of the family limited partnership, as the case may be, agrees to be bound by the restrictions described in the preceding paragraph, and provided further that any such transfer shall not involve a disposition for value, (iii) shares of our common stock pledged by any of our executive officers or directors in a bona fide transaction outstanding as of the date of this prospectus supplement to a lender to that executive officer or director, as disclosed in writing to Sandler O'Neill & Partners, L.P., (iv) the issuance by us of shares of our common stock upon the exercise of stock options that have been granted by us prior to, and are outstanding as of, the date of this prospectus supplement, where the shares of our common stock received upon any such exercise is held by that executive officer or director, individually or as fiduciary, in accordance with the terms of the lock-up agreement, (v) a transfer by any of our executive officers or directors pursuant to his or her Rule 10b5-1 plan in effect as of the date of this prospectus supplement, or (vi) a transfer by any of our executive officers or directors with the prior written consent of Sandler O'Neill & Partners, L.P. For purposes of this paragraph, "immediate family" shall mean any relationship by blood, marriage or adoption not more remote than first cousin.

        The underwriter may, in its sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

        Indemnity.    We and the Bank have agreed, jointly and severally, to indemnify the underwriter, persons who control the underwriter, and the underwriter's partners, directors, officers, employees and agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

        Stabilization.    In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

        Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

        Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter are obligated to purchase. This creates a syndicate short position, which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising the over-allotment option and/or purchasing shares in the open market.

        Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing, there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

        Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Passive Market Making.    In connection with this offering, the underwriter and selected dealers, if any, who are qualified market makers on The NASDAQ Capital Market, may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriter and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

        Our Relationship with the Underwriter.    From time to time, the underwriter and some of its affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

 LEGAL MATTERS

        The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Kennedy & Baris, L.L.P., Bethesda, Maryland. Attorneys at Kennedy & Baris, L.L.P. own an aggregate of approximately 9,500 shares of common stock. Patton Boggs LLP, Washington, DC will pass upon certain legal matters for the underwriter.

EXPERTS

        The financial statements of the Company and the report on the effectiveness of the Company's internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, have been so incorporated in reliance on the reports of Stegman & Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC's internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this proxy statement/prospectus) by contacting Jane E. Cornett, Corporate Secretary, Eagle Bancorp, Inc. 7815 Woodmont Avenue, Bethesda, Maryland 20814, telephone 301.986.1800 or from our internet website at http://www.eaglebankcorp.com.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's Public Reference Room in Washington, DC, as well as through the SEC's internet website.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement from the documents listed below that we have previously filed with the SEC (file no. 000-25923). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus supplement is considered to be part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede, any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

        We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

  (a)
  Our Annual Report on Form 10-K for the year ended December 31, 2008;

  (b)
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

  (c)
  Our Current Reports on Form 8-K filed on January 14, 2009, January 30, 2009, February 4, 2009 and September 9, 2009;

  (d)
  Portions of our proxy statement for the annual meeting of stockholders held on May 21, 2009 that have been incorporated by reference in our 2008 Annual Report on Form 10-K; and

  (e)
  The description of our common stock contained in the Registration Statement on Form 8-A filed April 30, 1999.

        All documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering will also be deemed to be incorporated by reference. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus supplement from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different from what is contained in this prospectus supplement or accompanying prospectus. This prospectus supplement is dated                        , 2009. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than that date.

PROSPECTUS

$100,000,000

Common Stock
Preferred Stock
Warrants
Depositary Shares
Debt Securities
Units

        We may offer, issue and sell, from time to time, in one or more offerings, shares of our common stock, shares of one or more classes or series of our preferred stock, warrants to purchase any of our equity securities, depositary shares, debt securities, or units consisting of one or more of these securities, having a maximum aggregate offering price of $100,000,000.

        We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the Nasdaq Capital Market under the symbol "EGBN".

        You should refer to the risk factors that may be included in a prospectus supplement and in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See "Risk Factors" on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is August 7, 2009

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration or delayed offering process. By using a shelf registration statement, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings having an initial aggregate offering price of up to $100,000,000.

        This prospectus provides you with a general description of each of the securities we may offer. Each time we offer and sell any of these securities, we will provide a prospectus supplement that will contain specific information about the offering and the specific terms of the securities being offered. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and each prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and each prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement may be read at the SEC's website at www.sec.gov or at the SEC office mentioned under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this prospectus, we refer to common stock, preferred stock, debt securities, depositary shares, warrants and units collectively as "securities." The terms "we," "us" "our," "Eagle" and the Company refer to Eagle Bancorp, Inc. and our subsidiaries; except that in the description of the securities we may offer these terms refer solely to Eagle Bancorp, Inc. and not to any of our subsidiaries.

CAUTION ABOUT FORWARD LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," or words or phases of similar meaning. We caution that the forward looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward looking statements.

        The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward looking statements:

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  The strength of the United States economy in general and the strength of the local economies in which we conduct operations;

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  Geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

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  The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board; inflation, interest rate, market and monetary fluctuations;

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  The timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

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  The willingness of users to substitute competitors' products and services for our products and services;

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  The impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

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  The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission, or the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

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  Technological changes;

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  The effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;

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  The growth and profitability of non-interest or fee income being less than expected;

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  Changes in the level of our non-performing assets and charge-offs; and

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  Changes in consumer spending and savings habits;

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  Unanticipated regulatory or judicial proceedings.

        If one or more of the factors affecting our forward looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward looking information and statements contained in this prospectus supplement and the accompanying prospectus, and in the information incorporated by reference herein and therein. Therefore, we caution you not to place undue reliance on our forward looking information and statements. We will not update the forward looking statements to reflect actual results or changes in the factors affecting the forward looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT EAGLE BANCORP

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC's internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this prospectus) by contacting Jane E. Cornett, Corporate Secretary, Eagle Bancorp, Inc. 7815 Woodmont Avenue, Bethesda, Maryland 20814, telephone 301.986.1800 or from our internet website at http://www.eaglebankcorp.com.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus from the documents listed below that we have previously filed with the SEC (file no. 000-25923) This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede, any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

  (a)
  Our Annual Report on Form 10-K for the year ended December 31, 2008;

  (b)
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

  (c)
  Our Current Reports on Form 8-K filed on January 14, 2009, January 30, 2009, and February 4, 2009; and

  (d)
  The description of our common stock contained in the Registration Statement on Form 8-A filed April 30, 1999.

        All documents that we file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this the registration statement and prior to the effectiveness of the registration statement, on or after the date of this prospectus and prior to the termination of the offering also will be deemed to be incorporated by reference.. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated August 7, 2009. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

 EAGLE BANCORP, INC.

        Eagle Bancorp, Inc. is the registered bank holding company for EagleBank, Bethesda, Maryland, a Maryland chartered commercial bank which is a member of the Federal Reserve System. We are a growth oriented institution, providing general commercial and consumer banking services through EagleBank, and subordinated financing for real estate projects through a direct subsidiary, where the primary financing is provided by EagleBank.

        EagleBank was organized as an independent, community oriented, and full-service alternative to the national and super regional financial institutions, which dominate its primary market area. EagleBank's philosophy is to provide superior, personalized service to our customers. EagleBank focuses on relationship banking, providing each customer with a number of services, becoming familiar with and addressing customer needs in a proactive, personalized fashion. We were organized in October 1997 to be the holding company for EagleBank.

        Our principal executive offices are located at 7815 Woodmont Avenue, Bethesda, Maryland 20814, and our telephone number is 301.986.1800.

RISK FACTORS

        An investment in our securities involves significant risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act . You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related noted incorporated by reference herein or therein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include, among other purposes, contribution to the capital of our subsidiaries, to support their lending and investing activities; the repayment of our debt; redemption of our capital stock, including the preferred stock and warrants held by the U.S. Department of the Treasury, or the Treasury; to support or fund acquisitions of other institutions or branches, if opportunities for such transactions become available; investments in activities which are permitted for bank holding companies or financial holding companies. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings. The applicable prospectus supplement will provide details on the use of proceeds of any specific offering.

 RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

        Our consolidated ratio of earnings to combined fixed charges and preferred dividends for each of the five fiscal years ended December 31, 2008 and each of the three month periods ended March 31, 2009 and 2008 are as set forth in the following table. No shares of any class of preferred stock were outstanding during any annual or quarterly period prior to the three months ended December 31, 2008, and we did not pay or accrue preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends for the four years ended December 31, 2007 and the three month period ended March 31, 2008 are the same as the ratios of earnings to fixed charges.

	Three Months Ended March 31,				Year Ended December 31,
	2009		2008		2008		2007		2006		2005		2004
Ratio of earnings to fixed charges and preferred dividends:
Including interest on deposits	1.28	x	1.48	x	1.47	x	1.50	x	1.71	x	2.49	x	2.85	x
Excluding interest on deposits	2.09	x	3.65	x	3.56	x	4.05	x	6.58	x	22.86	x	14.95	x

        For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings are the sum of:

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  net income before taxes; and

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  fixed charges.

        For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, fixed charges are the sum of:

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  interest expenses, including interest on deposits, and, in the second alternative shown above, excluding interest on deposits; and

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  that portion of net rental expense deemed to be the equivalent to interest on long-term debt.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

        This prospectus contains summary descriptions of our common stock, preferred stock, warrants, depositary shares, debt securities and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF COMMON STOCK

        Under our articles of incorporation, as amended, we are authorized to issue up to 50,000,000 shares of common stock, $.01 par value per share. As of July 29, 2009 there were 12,763,940 shares of common stock outstanding, and an aggregate of 2,116,931 shares of common stock are reserved for issuance upon the exercise of outstanding stock options, warrants to purchase shares of common stock, stock appreciation right and restricted stock units.

        Our common stock is listed for trading on the Nasdaq Capital Market under the symbol "EGBN."

        Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by our Board of Directors out of legally available funds, and, subject to the rights of any class of stock having preference to the common stock, to share ratably in any distribution of our assets after payment of all debts and other liabilities upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption.

        Until the earlier of December 5, 2011 and the date on which the Treasury no longer holds any shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A Preferred Stock, our ability to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of Junior Stock (as defined below) and Parity Stock (as defined below) is subject to restrictions, including a restriction against paying any dividends on the common stock.

        In addition, our ability to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of Junior Stock and Parity Stock is subject to restrictions in the event that we fail to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on the Series A Preferred Stock.

        "Junior Stock" means our common stock and any other class or series of the Company's stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company. "Parity Stock" means any class or series of the Company's stock the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company.

        Restrictions on Ownership.    The Bank Holding Company Act of 1956, as amended, or BHC Act, generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Eagle. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Under the BHC Act, any existing bank holding company would require the prior approval of the Federal Reserve Board, before acquiring 5% or more of the voting stock of Eagle. In addition, the Change in Bank Control Act of 1978, as amended, or CBC Act, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Eagle, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

        Transfer Agent.    The Transfer Agent for the common stock is Computershare Shareholder Services, 250 Royall Street, Canton, Massachusetts 02021.

Selected Provisions of Our Articles of Incorporation and Maryland Law

        Consideration of Business Combinations.    Our Articles of Incorporation provide that where the board of directors evaluates any actual or proposed business combination, it shall consider the following factors: the effect of the business combination on the corporation and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation's capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors' estimate of the future value of the corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, the board of directors may consider all or some of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the board of directors in the discharge of their fiduciary responsibility to the corporation and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

        Amendment of the Articles of Incorporation.    In general, the Articles of Incorporation may be amended upon the vote of two-thirds of the outstanding shares of capital stock entitled to vote, the standard vote required under Maryland law. Unless the proposed amendment adversely affects the rights of the Series A Preferred Stock, the holders of Series A Preferred Stock will not have the right to vote on any amendment to the Articles of Incorporation.

        Restrictions on Business Combinations with Interested Shareholders.    Section 3-602 of the Maryland General Corporation Law, or the MGCL, as in effect on the date hereof, imposes conditions and restrictions on certain "business combinations" (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "interested shareholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation's board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. The Articles of Incorporation and our bylaws do not include any provisions imposing any special approval requirements for a transaction with a major shareholder, and they do not opt out from the operation of Section 3-602.

        Control Share Acquisition Statute.    Under the MGCL's control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. The Articles of Incorporation and Bylaws of Eagle do not include any provisions restricting the voting ability of major shareholders, and do not opt out from the operation of the control share acquisition law.

DESCRIPTION OF PREFERRED STOCK

        Under our articles of incorporation, as amended, we are authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share, of which 38,235 have been designated as Series A Preferred Stock. Our Board of Directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, our Board of Directors may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.

        Prior to the issuance of a new series of preferred stock, we will amend our articles of incorporation by filing articles supplementary, which will designate the number of shares of that series and the terms of that series. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our Board of Directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

        The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

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  the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

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  the offering price;

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  the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

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  any redemption or sinking fund provisions;

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  the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

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  the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

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  the voting rights, if any, of shares of such series;

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  the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange

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  the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the Common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

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  the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

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  any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

        Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to those of our general creditors. The description of any series of preferred stock which may be issued is qualified by reference to the provisions of the applicable articles supplementary establishing the terms of such series.

        The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

        Series A Preferred Stock.    We currently have outstanding 38,235 shares of Series A Preferred Stock, all of which are held by the Treasury. The Series A Preferred Stock has a liquidation amount of $1,000 per share, which would be paid to the holder of the Series A Preferred Stock prior to any payment upon liquidation, dissolution or winding up of the Company to the holders of common stock or any other security ranking junior to the Series A Preferred Stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year through February 15, 2013, and thereafter at a rate of 9% per year. We may, at our option, redeem the Series A Preferred Stock at the liquidation amount plus accrued and unpaid dividends, subject to regulatory approval. The Series A Preferred Stock is non-voting, except in limited circumstances. In the event that we do not pay dividends on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the size of our Board of Directors will automatically be increased by two and the holders of the Series A Preferred Stock will have the right to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series A Preferred Stock have been declared and paid in full. Prior to December 5, 2011, unless we have redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to a third party, Treasury consent will be required to increase our common stock dividend or repurchase our common stock or other equity or capital securities, other than in limited circumstances. Additionally, as discussed above, our ability to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of Junior Stock and Parity Stock is subject to restrictions in the event that we fail to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on the Series A Preferred Stock.

 DESCRIPTION OF WARRANTS

        We may issue, together with other securities or separately, warrants to purchase our common stock, preferred stock or depositary shares. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        This section, along with the description in the applicable prospectus supplement, is a summary of certain provisions of the forms of warrant agreements and warrant certificates and is not complete. We urge you to read any applicable warrant agreements and warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants. We will file copies of the forms of the warrant agreements and warrant certificates as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K.

        The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

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  the title of the warrants;

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  the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

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  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

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  the price or prices at which the warrants will be issued;

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  the aggregate number of warrants;

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  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

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  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

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  if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

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  if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

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  the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

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  the maximum or minimum number of warrants which may be exercised at any time;

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  whether the warrants are to be issued in registered or bearer form;

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  whether the warrants are extendible and the period or periods of such extendibility; and

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  information with respect to book-entry procedures, if any.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

        Each warrant will entitle the holder thereof to purchase for cash the amount of shares of common stock or preferred stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder's warrant(s).

        In connection with the purchase of the Series A Preferred Stock, the Treasury was issued a warrant to purchase 770,867 shares of the our common stock at an initial exercise price of $7.44 per share. The exercise price of the warrant and the number of shares issuable upon exercise of the warrant will be adjusted under customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of the common stock, and upon certain issuances of the common stock (or securities exercisable or exchangeable for, or convertible into, common stock) at or below 90% of the market price of the common stock on the trading day prior to the date of the agreement on pricing such securities. Among other permitted transactions, a public or broadly marketed offering and sale of common stock or convertible securities for cash conducted by in a registered offering or under Rule 144A on a basis consistent with capital raising transactions by comparable financial institutions will not result in adjustment of the warrant. The warrants expires December 5, 2018. The number of shares of common stock issuable pursuant to the warrant will be reduced by one-half if, on or prior to December 31, 2009, we receive aggregate gross cash proceeds of not less than $38,235,000 from "qualified equity offerings" announced after October 13, 2008. If we redeem the Series A Preferred Stock in full prior to exercise of the warrant, the warrant will be liquidated based upon the then current fair market value of the common stock (as determined in accordance with the warrant). The Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrant.

DESCRIPTION OF DEPOSITARY SHARES

        We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

        Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the depositary. Unless otherwise provided in the applicable prospectus supplement or required by law, a deposit agreement may be terminated by either the depositary or us only if:

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  all outstanding depositary shares relating to the deposit agreement have been redeemed; or

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  there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the depositary shares.

        If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary associated with the initial deposit and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.

        The depositary will forward to the holders of depositary shares all reports and communications that it receives from us, and that we are required to furnish to the holders of the preferred stock. The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares, and the terms of the underlying preferred stock.

DESCRIPTION OF DEBT SECURITIES

        The following is a description of the material features, terms and provisions of debt securities that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement relating to those debt securities and any other offering materials that we may provide.

        We may issue debt securities from time to time in one or more series. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you are one of our unsecured creditors.

        We are a holding company and conduct substantially all of our operations though subsidiaries. As a result, claims of holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries (including, without limitation, EagleBank), except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a stockholder in any distribution of assets of any subsidiary (and thus the ability of holders of debt securities to benefit from such distribution as our creditors) is junior to creditors of each subsidiary, including depositors of the Bank.

        We may issue senior debt securities or subordinated debt securities under one or separate indentures, which may be supplemented or amended from time to time. Senior debt securities will be issued under one or more senior indentures and subordinated debt securities will be issued under one or more subordinated indentures. Any senior debt indentures and subordinated debt indentures are referred to individually in this prospectus as the "indenture" and collectively as the "indentures." The particular terms of a series of debt securities will be described in an prospectus supplement relating to such series of debt securities. Any indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

        Any indentures will contain the full legal text of the matters described in this section of the prospectus. Because this section is a summary, it does not describe every aspect of the debt securities or any applicable indentures. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable indenture, including any definitions of terms used in such indenture. Your rights will be defined by the terms of any applicable indenture, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

        The debt securities may be denominated and payable in U.S. dollars. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of any units issued by us. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

        Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. A prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.

        We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our preferred stock, common stock or other securities that holders of the series of debt securities receive would be subject to adjustment.

        We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a merger, consolidation, change in control or disposition of substantially all of our assets) that might have an adverse effect on our credit quality.

 DESCRIPTION OF UNITS

        We may issue units comprising one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

        The applicable prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, among others: the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form.

        The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see "Incorporation of Certain Information by Reference" on page     and "Where You can Find More Information" on page 2. We urge you to read the applicable unit agreement and the applicable prospectus supplement and any other offering material in their entirety.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby, from time to time, by one or more of the following methods, or any combination thereof:

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  to or through underwriters or dealers, with or without an underwriting syndicate, for them to offer and sell to the public;

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  directly to one or more purchasers in negotiated purchases or in competitively bid transactions;

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  through designated agents;

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  directly to holders of warrants exercisable for our securities upon the exercise of warrants; or

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  through a combination of any of these methods of sale.

        Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including:

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  the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;

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  the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters or dealers; and

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  any delayed delivery arrangements.

        The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to the prevailing market prices; or

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  at negotiated prices.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on NASDAQ. Any common stock sold pursuant to a prospectus supplement will be listed on NASDAQ, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

        If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

        If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

        We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

        Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        In connection with any offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on an exchange or admitted for trading on an automated quotation system, in the over-the-counter market, or otherwise.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

        Except as otherwise provided in any prospectus supplement, the validity of the securities offered hereby will be passed upon for us by the law firm of Kennedy & Baris, LLP, Bethesda, Maryland. Attorneys at Kennedy & Baris, LLP own an aggregate of approximately 9,500 shares of our common stock. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Eagle and the report on the effectiveness of Eagle's internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, have been so incorporated in reliance on the reports of Stegman & Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$40,000,000

Common Stock

PROSPECTUS SUPPLEMENT

                         , 2009